EXHIBIT 10.25



                                                                      One of two




February 20, 1998


Mr. William A. Freeman
345 Ridgeview Drive
Erie, Pennsylvania 16505

Dear Bill,

It is my pleasure to offer you the position of Vice President Chief Financial Officer for Semitool, Inc. reporting to me. The terms of this offer are as follows:

      1. Your start date will be as soon as possible, but no later than April 1, 1998.

      2.   Your base salary will be $180k per year, paid semi-monthly.

      3. As a member of the management team, you would be entitled to a bonus based upon personal and company performance. This bonus is decided annually by the compensation committee.

      4. The company will cover the costs of moving your family and household goods to MT from PA. This item not to exceed $25k. The company will be involved in these transactions to the extent of securing the best possible cost and solution for you as well as the company.

      5. The company will provide temporary housing accommodations or a housing allowance to cover your rent for the first six months of your employment. In addition the company will provide a company car or car allowance.

      6. As part of your incentive package you will receive options on 40,000 shares of Semitool stock. It will be issued according to the current distribution plan.

      7. You will be entitled to three weeks vacation within the first year of employment and every year thereafter, with scheduling subject to company approval. After five years of employment you will be entitled to four weeks of vacation per year.

      8.   You will be entitled  to all  standard  benefits  offered to Semitool employees, some of which have waiting periods. They include life, medical and dental insurance (eligibility the first of the month following employment).
           ---------------------

           You will be eligible for the 401(k) Profit Sharing plan on April 1, 1998. However, if you have funds currently in a qualified plan, you may roll those funds over into the Semitool 401(k) Plan prior to that date.

      9. As a condition of your employment you will be required to sign a confidentiality/conflict of interest agreement.

                                                                      Two of two
                                                                      W. Freeman



     10. None of the above terms of this offer represents an agreement by you or Semitool, Inc. for any specific length of employment. Either you or Semitool may, at any time, terminate the employment relationship upon notice to the other party. As with all Semitool employment positions, there is a 90 day probationary period.

           Any controversy or claim arising out of termination of employment after your probationary period has expired shall be settled by arbi-tration as provided in Montana's Uniform Arbitration Act, 27-5-211 et seq., MCA. The laws of Montana shall apply.

     11. In the unlikely event you or Semitool determines this working relationship is not to continue, we will provide a six month severance package to defray the cost of your relocation.



Sincerely,                                Acceptance: I have read and understand
                                          all of the above and accept the terms
SEMITOOL, INC.                            of employment with Semitool, Inc.



 /s/R. Thompson                           William A. Freeman
-----------------------------
Ray Thompson
President                                 Date  /s/W.A. Freeman
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